Exhibit 99.1

News Release

Ritchie Bros. announces planned retirement of Sharon Driscoll, Chief Financial Officer

VANCOUVER, B.C. (October 6, 2021) – Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“Ritchie Bros. and the “Company”) announces that Sharon Driscoll (Chief Financial Officer of Ritchie Bros.) has advised the Company that she intends to retire within two years. As part of an effective succession process, Ms. Driscoll will continue to serve as CFO until the Company appoints her successor and will then assume a role as an Executive Vice President serving as an advisor to Ritchie Bros.’ CEO.

The company will initiate a search to identify Ms. Driscoll’s successor.

“Since joining in 2015, Sharon has been an invaluable part of the leadership team and I want to thank her for her contribution and dedication to Ritchie Bros. Sharon has helped place Ritchie Bros. on firm financial footing and her expertise has ensured that Ritchie Bros had the financial flexibility to not only weather a global pandemic, but also allow us the financial flexibility to accelerate growth” stated Ann Fandozzi, Chief Executive Officer.

“It has been a unique privilege to be part of the Ritchie Bros. family for the past 6 years and I am very proud of what we have been able to accomplish together” said Ms. Driscoll. “Having turned 60 this past month and looking forward to retirement, I am fully committed to a successful and seamless transition and will continue my role until a successor is appointed and onboarded. I want to thank our management team, our Board and all my colleagues for their support. I know following the transition I will leave Ritchie Bros. in excellent hands as we continue to execute against our longer-term strategy of becoming a Global Trusted Marketplace for commercial assets.”

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company’s suite of solutions also includes Ritchie Bros. Asset Solutions and Rouse Services LLC, which together provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system. Ritchie Bros. also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

For investor inquiries, please contact:

Sameer Rathod

Vice President, Investor Relations & Market Intelligence

+1.510.381.7584

srathod@ritchiebros.com

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